EXHIBIT 99.2

GILEAD SCIENCES, INC.

STOCK OPTION ASSUMPTION AGREEMENT

ARRESTO BIOSCIENCES, INC.

2007 Equity Incentive Plan

Optionee:                     ,

STOCK OPTION ASSUMPTION AGREEMENT effective as of the 14th day of January, 2011.

WHEREAS, the undersigned individual (“Optionee”) holds one or more outstanding options to purchase shares of the common stock of Arresto Biosciences, Inc., a Delaware corporation (“Arresto”), that were granted to Optionee under the Arresto 2007 Equity Incentive Plan (the “Arresto Plan”).

WHEREAS, each of those options is evidenced by a Stock Option Agreement (the “Option Agreement”) issued to Optionee under the Arresto Plan.

WHEREAS, Arresto has been acquired by Gilead Sciences, Inc., a Delaware corporation (“Gilead”), through the merger of Arresto into a wholly owned Gilead subsidiary (the “Merger”) pursuant to the Agreement and Plan of Merger, by and among Gilead, Arresto and certain other parties dated December 19, 2010 (the “Merger Agreement”).

WHEREAS, the provisions of the Merger Agreement require each outstanding unvested option under the Arresto Plan to be assumed by Gilead upon the consummation of the Merger and the holder of each such outstanding option to be issued an agreement evidencing the assumption of that option by Gilead.

WHEREAS, pursuant to the terms of the Merger Agreement, the applicable option exchange ratio (the “Option Exchange Ratio”) established for purposes of effecting such assumption is 0.245918012 share of Gilead common stock (“Gilead Common Stock”) for each share of Arresto common stock (“Arresto Common Stock”).

WHEREAS, the purpose of this Agreement is to evidence the assumption by Gilead of the outstanding unvested options held by Optionee at the time of the consummation of the Merger (the “Effective Time”) and to reflect certain adjustments to those options that have become necessary in connection with their assumption by Gilead in the Merger.

NOW, THEREFORE, it is hereby agreed as follows:

1.    The number of shares of Arresto Common Stock subject to the options held by Optionee immediately prior to the Effective Time (the “Arresto Options”) and the exercise price payable per share are set forth below. Gilead hereby assumes, as of the Effective Time, all the duties and obligations of Arresto under each of the Arresto Options. In connection with such assumption, the number of shares of Gilead Common Stock purchasable under each Arresto Option hereby assumed and the exercise price per share payable thereunder have been adjusted to reflect the Option Exchange Ratio. Accordingly, the number of shares of Gilead Common Stock subject to each Arresto Option hereby assumed shall be as specified for that option below, and the adjusted exercise price payable per share of Gilead Common Stock under the assumed Arresto Option shall also be as indicated for that option below.

ARRESTO OPTIONS		ARRESTO OPTIONS AS ASSUMED BY GILEAD

# of Shares of Arresto Common Stock	Exercise Price Per Share	# of Shares of Gilead Common Stock	Adjusted Exercise Price Per Share
	$		$
	$		$
	$		$

2.    The intent of the foregoing adjustments to each assumed Arresto Option is to assure that the spread between the aggregate fair market value of the shares of Gilead Common Stock purchasable under each such option and the aggregate exercise price payable for those shares (as adjusted pursuant to this Agreement) will not, immediately after the consummation of the Merger, be greater than the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the Arresto Common Stock subject to the Arresto Option and the aggregate exercise price in effect for those shares under the Option Agreement. Such adjustments are also intended to preserve, immediately after the Merger, on a per-share basis, the same ratio of exercise price per option share to fair market value per share that existed under the Arresto Option immediately prior to the Merger.

3.    Each Arresto Option hereby assumed shall continue to have a maximum term of ten (10) years measured from the grant date, subject to earlier termination (as provided in the applicable Option Agreement) following Optionee’s cessation of service or employment.

4.    The following provisions shall govern each Arresto Option hereby assumed by Gilead:

(a)    Unless the context otherwise requires, all references in each Option Agreement and the Arresto Plan (to the extent incorporated into such Option Agreement) shall be adjusted as follows: (i) all references to the “Company” shall mean Gilead, (ii) all references to “Stock,” “Common Stock” or “Shares” shall mean shares of Gilead Common Stock, and (iii) all references to the “Board of Directors of the Company” shall mean the Board of Directors of Gilead or the Compensation Committee of such Board.

(b)    The grant date and the expiration date of each Arresto Option hereby assumed and all other provisions governing either the exercise or the termination of each assumed Arresto Option shall remain the same as set forth in the Option Agreement applicable to that option, and those provisions (together with any related provisions of the Arresto Plan incorporated by reference into such Option Agreement) shall accordingly govern and control Optionee’s rights under this Agreement to purchase Gilead Common Stock under the assumed Arresto Option.

(c)    Each Arresto Option hereby assumed by Gilead that was originally designated as an Incentive Stock Option under the federal tax laws shall retain such Incentive Stock Option status to the maximum extent allowed by law.

(d)    No accelerated vesting of the shares purchasable under the Arresto Options has occurred by reason of the Merger or Gilead’s assumption of those options. Accordingly, the shares purchasable under each Arresto Option as hereby assumed by Gilead shall continue to vest in accordance with the same installment vesting schedule in effect for the shares purchasable under that option (as set forth in the applicable Option Agreement) immediately prior to the Effective Time; except, that the number of shares of Gilead Common Stock subject to each installment of such vesting schedule shall be adjusted to reflect the Option Exchange Ratio.

(e)    For purposes of applying any and all provisions of the Option Agreement and the Arresto Plan relating to Optionee’s status as an employee or a consultant of Arresto or its parent or subsidiaries, Optionee shall be deemed to be in Continuous Service Status (as defined in the Arresto Plan) for so long as Optionee renders services as an employee or a consultant to Gilead or any present or future parent company or majority-owned subsidiary of Gilead. Accordingly, the provisions of the Option Agreement governing the termination of the assumed Arresto Options in connection with the termination of Optionee’s Continuous Service Status shall hereafter be applied on the basis of Optionee’s cessation of employee or consultant status with Gilead and its parent and majority-owned subsidiaries, and each assumed Arresto Option shall accordingly terminate, within the designated time period in effect under the Option Agreement for that option, following such cessation of employee or consultant status.

(f)    The adjusted exercise price payable for the Gilead Common Stock subject to each assumed Arresto Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option.

(g)    In order to exercise each assumed Arresto Option, Optionee must deliver to Gilead or its designated agent written or electronic notice of exercise in which the number of shares of Gilead Common Stock to be purchased thereunder must be indicated. Unless such exercise is to be effected through a same-day exercise and sale procedure allowable under the terms of the applicable Option Agreement, the exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of Gilead Common Stock. Such payment should be delivered to Gilead at the following address:

Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, CA 94404

Attention: Director, Stock Plan Services

5.    Except to the extent specifically modified by this Option Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.

IN WITNESS WHEREOF, Gilead Sciences, Inc. has caused this Stock Option Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the        day of January, 2011.

GILEAD SCIENCES, INC.

By:
[Name], [Title]

ACKNOWLEDGMENT

The undersigned hereby acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her Arresto Options hereby assumed by Gilead are as set forth in the Option Agreement, the Arresto Plan and such Stock Option Assumption Agreement.

, OPTIONEE

DATED:                     , 2011

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